UNIVERSITY OF ILLINOIS AT CHICAGO

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

OPTION AGREEMENT

AGREEMENT made and entered into as of the date of the last signature below (the "Effective Date") by and between the Board of Trustees of the University of Illinois, a body corporate and politic of the State of Illinois, 352 Henry Administration Building, 506 S. Wright St., Urbana, Illinois 61801 ("University") through its Office of Technology Management, and Bright Minds Biosciences having a principal address at 1055 W Georgia St #1500, Vancouver, BC V6E 4N7 ("OPTIONEE") (collectively "the Parties").

WHEREAS, University is the sole owner or lead party co-owner of all rights in such patents and applications as exist for the inventions classified as TECH ID, "Tech Title" (the "Invention") noted below:

Tech ID	Title (the "Invention") Table 1 "Patent Rights"
2010-081	Discovery of Highly Selective 5-HT2c Receptor Agonists that Show Anti-psychotic Effects with Antagonist Activity at the 5-HT2b Receptor
US 8,492,591
US 8,754,132
US 61/301,441
AU 2011212930
CA 2788416
EP 2531485
JP 5810099
2015-040	Highly Selective 5HT2c Serotonin Receptor Agonists for Treating CNS Disorders
HK, 18111285.1
CN 201680019398.0
US 15/544,548
EP 16703034.4

and

WHEREAS, OPTIONEE has an interest in exclusively licensing certain of the University's rights in the Invention from University in order to commercialize products covered by the Inventions and toward that end, desires to obtain for a limited period of time the right to evaluate the Invention.

UNIVERSITY OF ILLINOIS AT CHICAGO

NOW, THEREFORE, University grants to OPTIONEE an exclusive option on the following terms:

1. Grant. Upon receipt of an nonrefundable option fee of "****"and full execution of this Agreement, University hereby grants to OPTIONEE an exclusive Option ("Option") for the Option Period set forth below, to evaluate the Invention and obtain an exclusive license to the patents and patent applications listed in Table 1 including all divisions, continuations, reissues, renewals, re-examinations, foreign counterparts, substitutions or extensions thereof ("Patent Rights") in the Invention (the "License"), subject to any reservations of rights to the University required by law or the General Rules Concerning University Organization and Procedure. University also grants to OPTIONEE, during the term of the Option Period, the non-exclusive right to use the Invention for non-commercial research purposes only; for the avoidance of doubt, OPTIONEE shall not sell, lease, license, or otherwise transfer the Invention to any third party, nor shall OPTIONEE use the Invention to perform contract services or to produce or manufacture products for sale. All rights not expressly granted by this Agreement are reserved to University, including but not limited to the rights to any discoveries, inventions, know-how, research results or data generated by University during the pendency of the Option. No other rights in Inventions are transferred by this Agreement. In the event OPTIONEE fails to exercise the Option in a timely manner (as set forth in Section 2), all rights to data generated by OPTIONEE during the Option Period relating to OPTIONEE's evaluation of the Invention are transferred and/or granted by this Agreement to the University. OPTIONEE shall transfer such data to University upon expiration of the last to expire Option Period.

Option Period. This option begins on the Effective Date and expires on the earlier of (a) 90 days from the Effective Date, or (b) execution of a license agreement between University and OPTIONEE ("Option Period").  During the Option Period, University shall not license the Invention to any person or entity not approved by OPTIONEE. In the event that a license is not completed and fully executed within the Option Period, University shall be free to grant such licenses to third parties without preference or right to OPTIONEE. Please note that the University will require at least three business days for final review prior to execution. OPTIONEE shall have the ability to extend the first Option period three additional times for an additional ninety (90) days at each instance with payment of a "****" Option extension fee for each and every 90 day Option period . No later than Five days (5) prior to the expiration of each Option Period the Optionee shall send a written notice to the University if it intends to extend the Option period provided that such extension is allowed under the limitations set forth above. During the Option Period and any renewals thereof, OPTIONEE shall pay all out of pocket expenses incurred by University in connection with the preparation, filing, prosecution and maintenance of the patent applications and patents under the Patent Rights. Such patent costs include without limitation the fees and expenses of attorneys and patent agents, filing fees and maintenance fees, but exclude costs involved in any patent infringement claims.

2. Governing Law. This Agreement and any claim, dispute or loss arising out of, or in connection therewith, shall be governed by the laws of the State of Illinois excluding its choice of law provisions.

UNIVERSITY OF ILLINOIS AT CHICAGO

Notices. Any notice required or permitted by this Agreement shall be in writing and deemed delivered if sent by electronic communication (inclusive of email) or faxed, sent by US mail, or delivered by any commercial carrier to the receiving party's authorized representative at the addresses shown below. Fax notice shall be effective only if the Sending Party causes to be delivered an original copy of same to the receiving party and such original is actually received by the receiving party within three days of fax notice. Notices to University shall be sent to Director, Office of Technology Management, University of Illinois at Chicago, M/C 682, 1853 West Polk Street, Suite 446, Chicago, IL 60612-7335; phone number 312-996-7018; fax number 312-996- 1995. Notices to OPTIONEE shall be sent to OPTIONEE at the above address. All notices delivered by electronic communications (email ) shall be directed to LICENSING@LISTSERV.UIC.EDU and commercializeotm@otm.uic.edu in addition to copies to the technology manager. All official notifications must reference the Technology and Agreement Number as noted: Tech ID 2015-040 AGR Number 2020-165.

3. No Assignment. This Agreement may not be assigned by OPTIONEE without University's prior written approval. Any attempt by OPTIONEE to assign or otherwise transfer its rights under this Agreement shall automatically void the Option and any license negotiations hereunder.

4. Waiver.  A Party's failure to enforce any of its rights herein shall not be construed as a waiver of such rights; nor shall one or more instances of non-enforcement be construed as a continuing waiver or as a waiver in other instances.

5. Confidentiality. OPTIONEE agrees that any terms discussed, all unpublished information and data, whether tangible or intangible, disclosed by University with respect to Inventions, and all information and data generated by OPTIONEE during or as a result of OPTIONEE's evaluation of Inventions, (collectivley "Proprietary Information"), shall be held in confidence by OPTIONEE, and shall not be disclosed to any other person, firm or entity except as permitted in this Section. The Parties agree not to disclose Proprietary Information or the terms of this Agreement to any third party without the consent of the other, except that either Party may make such disclosures regarding its rights herein as may be reasonably necessary to prospective investors, accountants, attorneys or other professional advisors, or as may be required by law. OPTIONEE agrees that it will not use University proprietary information for any purpose other than negotiation of a license with University and due diligence attendant thereto.  Proprietary Information shall not include (a) information already in the public domain as of the Effective Date, or which enters the public domain other than through a breach of this or another confidentiality obligation; (b) information that is independently generated by a Party without use of the other Party's Proprietary Information, as evidenced by written records; (c) information already in a Party's prior to receipt from the other party; (d) information properly obtained from a third-party; (e) information explicitly approved for release by the disclosing Party; and (f) information required to be disclosed by law. This provision will survive termination or expiration of this Agreement until the earlier of (a) superseded by a license agreement; or (b) five years from the date of this Agreement. The Parties acknowledge that the University is a public body and subject to the Illinois Freedom of Information Act (5 ILCS § 140/1 et seq.).

UNIVERSITY OF ILLINOIS AT CHICAGO

6. Entire Agreement. This writing and these exhibits constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all prior written and oral agreements and understandings with respect thereto. This Agreement may not be amended, supplemented or modified, except by an instrument in writing signed by both Parties.

7. WARRANTY DISCLAIMER. UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. UNIVERSITY DISCLAIMS ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND NON-INFRINGEMENT.

8. LIMITATION OF LIABILITY. IN NO EVENT SHALL UNIVERSITY BE LIABLE TO OPTIONEE OR ANY THIRD PARTY FOR ANY LOSS, CLAIM, DAMAGE OR LIABILITY OF ANY KIND OR NATURE THAT MAY ARISE IN CONNECTION EVEN THOUGH UNIVERSITY MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed the same agreement. A fax or other copy of this Agreement shall be treated as an original for all purposes.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the day and year first written above.

THE BOARD OF TRUSTEES
	OF THE UNIVERSITY OF ILLINOIS:			OPTIONEE: Bright Minds Biosciences Ltd.

By:	"Avjit Ghosh"	05/26/2020	By:	"Ian McDonald"	May 26, 2020
	Avjit Ghosh, Comptroller	Date:			Date

	"Suseelan Pookote"	05/06/2020		Ian McDonald, CEO
	Signature of the Comptroller Delegate	Date:		Printed Name and Title

Suseelan Pookote, Director, UIC-OTM
Printed Name and Title of Comptroller Delegate

UNIVERSITY OF ILLINOIS AT CHICAGO

Attest:	"Dedra M. Williams"	05/26/2020
	Dedra M. Williams, Secretary	Date